EXHIBIT 99.1
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       AMEN PROPERTIES, INC. ANNOUNCES COMPLETION OF ASSET ACQUISITION AND
                       STATUS OF NASDAQ DELISTING PROCESS

MIDLAND, TX--November 7, 2002 - Today AMEN Properties, Inc. (Nasdaq: AMEN) announced that on October 31, 2002, it entered into an Agreement with certain limited partners ("the Selling Partners") of TCTB Partners, Ltd. ("TCTB") to purchase 64.86248% of the LP Interest in TCTB effective October 1, 2002.

The assets of TCTB are two secondary office market properties in Midland and Lubbock, Texas, collectively referred to as "the Properties". The twenty-four-story Midland property was constructed in 1977 and encompasses 329,178 rentable square feet and is currently 80% occupied. It also includes a 17-lane drive through bank and a 900 space-parking garage. The average lease term is 4 years and the major tenant is Bank of America. The Lubbock property was built in 1966 and is a fifteen story high rise with 210,659 rentable square feet, a 214 space parking garage, and is currently 85% occupied. Wells Fargo Bank is the primary tenant and the average tenant lease term is 7 years.

The agreed upon net value of 100% of the LP Interest on October 1, 2002 was $7.3 million, which included a $13.8 million valuation of the Properties less $6.5 million in existing non-recourse debt. The Company purchased the Selling Partners LP Interest for $4,734,961, or 64.86248% of the agreed upon net value of $7.3 million. The Company funded the acquisition with $1,945,874 in cash and the creation of $2,789,087 in Promissory Notes between the Company and the Selling Partners ("the TCTB Notes").

The cash used in the acquisition was from proceeds of the previously announced sale of substantially all of the assets of the Company to Salem Communication Corporation for $4.1 million. The TCTB Notes are payable out of the Net Operating Loss Benefit realized by the Company and bear interest of 15 basis points over the Prime Lending Rate, beginning at 4.9% and not to exceed 6%.

STATUS OF NASDAQ DELISTING PROCESS

The Company previously announced that it received notification of delisting from Nasdaq due to the Company's noncompliance with the minimum $1.00 bid price per share requirement set forth in Marketplace Rule 4310(c)(4). On October 15, 2002, the Company requested and was granted an oral hearing before a Nasdaq Listing Qualifications Panel to appeal and review the Staff Determination. Under Nasdaq Marketplace Rules, the hearing request has stayed the delisting of the Company's common stock pending the Panel's decision after the November 21, 2002 hearing.

Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the Company's appeal of the Nasdaq Staff Determination. In spite of this appeal, there can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of Company filings with the Securities and Exchange Commission are available upon request from the Company.